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                                                                      Exhibit 11

STATEMENT RE: COMPUTATIONS OF PER SHARE EARNINGS
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(Amounts in thousands except per share data)

                                                                              For the Quarter Ended March 31,
                                                                           2001                            2000
                                                                      ----------------               ----------------
 Numerator:
  Net income available to common shareholders                                 $17,659                        $19,195
  Less adjustment for gain (loss) on sales of investments in
  rental properties available to common shareholders                                -                              -
                                                                      ----------------               ----------------
 Numerator for basic earnings per share-income from continuing
  operations available to common shareholders                                  17,659                         19,195

 Effect of dilutive securities:
  Minority interest in income convertible into common shares                      884                          1,286
                                                                      ----------------               ----------------
 Numerator for diluted earnings per share                                     $18,543                        $20,481
                                                                      ================               ================
 Denominator:
  Denominator for basic earnings per share - weighted average
  shares                                                                       46,230                         44,710
  Effect of dilutive securities:
    Weighted average convertible operating company units                        2,000                          3,040
    Stock options                                                                 450                            110
                                                                      ----------------               ----------------
  Dilutive potential common shares                                              2,450                          3,150
                                                                      ----------------               ----------------
  Denominator for diluted earnings per share-adjusted for
  weighted average shares and assumed conversion                               48,680                         47,860
                                                                      ================               ================

  Basic earnings per share excluding gain (loss) on sale                      $  0.38                        $  0.43
                                                                      ================               ================
  Diluted earnings per share excluding gain (loss) on sale                    $  0.38                        $  0.42
                                                                      ================               ================